SED International Holdings Issues Letter to Shareholders

LAWRENCEVILLE, Ga. – February 7, 2013 - SED International Holdings, Inc. (NYSE MKT: SED), today announced that Chairman Samuel A. Kidston issued the following open letter to shareholders discussing the company’s response to a request for inclusion on the Board of Directors:

SED Shareholders,

Shortly after SED’s Annual Meeting of Shareholders, I was contacted by Hesham M. Gad (“Sham”) who demanded that he and Sam Weiser be immediately added to the Board of Directors of SED.  While noting that the appointment of additional directors so soon after the election of a new Board by Shareholders appeared unseemly, I nonetheless questioned Mr. Gad as to why he believed SED should make these board appointments.  His reasons were that Gad Partners Fund (an entity that he controlled as the Managing Partner of Gad Capital Management, its investment advisor) and Paragon Technologies, Inc. (Pink Sheets: PGNT) (an entity for which he was Chairman of the Board and the person “responsible for investments in businesses and securities” and of which Mr. Weiser was a director) had become the owners of 8.8% of SED’s shares and were entitled to be on SED’s Board.  When I pressed him for details on what he hoped to accomplish as an SED Board member, Mr. Gad vaguely alluded to the need to change the composition of SED’s Board and to improve its corporate governance.  He also stated that he would bring “credibility” to the Board. On the other hand, Mr. Gad complimented the SED Board on the quality of SED’s recently reorganized management team and on the strategic steps SED is initiating.  I thanked Mr. Gad and pointed out that SED had overhauled its governance practices in recent years and had practices fully compliant with all requirements of Sarbanes Oxley and the NYSE-Amex, including some from which SED is exempt because of its small size.

Despite misgivings about the contribution that Mr. Gad could make to the Board, I advised him that I would refer his candidacy to the Nominating Committee and send him our standard form of Officer and Director Questionnaire, a form completed by all our directors.  Mr. Gad seemed surprised that we would not just immediately appoint him to the Board, despite the fact that the use of Nominating Committees is an integral part of good governance practices. Reluctantly Mr. Gad completed and returned the Questionnaire which contained the following question and answer:

“Question 17 — Criminal Proceedings

During the past ten years, have you been convicted in a criminal proceeding or are you a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses)?

☐        Yes                  ☒       No”

Mr. Gad’s answer was false and misleading.  In 2008 Mr. Gad had pleaded guilty to multiple felony counts of “Theft by Taking.”  In 2011 he was indicted for the additional felony of “False Statements/writings/Concealment of Facts,” which indictment is still pending.  A correct answer to the above Question 17 should have been “yes” both because of the felony theft conviction and because of the still pending additional felony indictment despite the fact that under Georgia’s First Offender Statute, after Mr. Gad made full restitution of the amounts stolen, completed mandatory community service, paid certain court fees and served part of his two-year suspended sentence, he was exonerated.  Conversations between our General Counsel and the SEC’s Office of Chief Counsel have confirmed that the SEC does not condone a failure to disclose criminal convictions because of subsequent exoneration under Georgia law.  Other federal agencies take a similar view.  For example, Mr. Gad’s immigration attorney has admitted that “the Department of Homeland Security…has labeled Mr. Gad an “Aggravated Felon” who has been convicted of a “Crime Involving Moral Turpitude.”  Since, if Mr. Gad were to become a director of SED, his felony conviction would have to be disclosed, and since the court documents might help SED’s Nominating Committee assess  his integrity, morals, honesty and reputation in evaluating his suitability for a Board position, I asked Mr. Gad to provide me with all court documents relating to these matters.  He refused to do so. Our counsel then asked Mr. Gad’s securities counsel, Derek Bork, Esq., of Thompson Hine LLP for these documents.  Mr. Bork also refused, on the following disingenuous and misleading grounds:

•	“The case you note is not a theft charge. Sham was charged, years after the fact, with making an alleged unauthorized payment to a third party in connection with an employment during his college years.
•	These charges are not the type of charges, and are not within the timeframes, that are addressed by SEC, OTC or stock market questionnaires and disclosures.
•	The other charge relates to Sham checking the incorrect box on his driver’s license application, stemming from his uncertain and unknown immigration status that resulted from the application of technical immigration laws when Sham was a child.
•	…(criminal court documents are short and conclusory in nature) and we don’t have any to provide. ”

Given that Mr. Gad would not provide the documents related to these cases, SED requested these documents from the Court as they are public records. The documents show that contrary to the statements by Mr. Gad and Mr. Bork, in fact:

•	The case is one for “Theft by Taking”, a fact acknowledged by Mr. Gad’s own immigration attorney. It involved the theft by Mr. Gad of monies from both his employer’s account and the account of Keep Athens-Clarke County Beautiful, a non-profit entity of which Mr. Gad served as Treasurer. On six separate occasions over nearly a year and half Mr. Gad transferred monies to his own bank account or the account of an association controlled by him. In his guilty plea, Mr. Gad explicitly acknowledged the details of the felony crimes.
•	Felony charges are exactly the type of charges addressed by the SEC’s rules and the time period during which disclosure is required runs for 10 years from the date of conviction (in Mr. Gad’s case 5/8/2008).
•	The charge “False Statements/writings/Concealment of Facts” is not as innocuous and trivial as Mr. Bork suggests. It relates to Mr. Gad’s falsely claiming to be a citizen of the United States.
•	The documents are not short and conclusory – Mr. Gad’s guilty plea alone runs 12 pages (before certification) and the motion papers filed by Mr. Gad for a new trial or to withdraw his guilty plea run another 12 pages before numerous affidavits which we have been unable to obtain and which Mr. Gad and his counsel refuse to disclose to the Company. Additionally, Mr. Bork’s claim that he does not have any [documents] seems at variance with his claimed detailed knowledge of these papers and, alternatively, his refusal to obtain any documents from Mr. Gad’s criminal defense counsel, as we suggested.

I have also noted that this pattern of playing “fast and loose’” with the facts is evident in other actions by Mr. Gad.  Virtually every written communication from him to the Company contains false or misleading statements.   Mr. Gad has similarly hidden his criminal past in the SEC Schedule 13D reports filed by organizations of which Mr. Gad is a control person and in his communication with SED shareholders.  This pattern of unscrupulous behavior by Mr. Gad seems clearly to have begun many years ago and to persist unabated to this day.  It is in fact directly due to Mr. Gad’s misleading communication with several of our largest shareholders that we are making this information available to all of you.

Despite these incidents and history, we remain committed to properly vetting both Messrs. Gad and Weisser for inclusion on your Board of Directors. The Board’s nominating committee will be contacting both of them in the coming weeks to schedule interviews as part of the vetting process. Since this process began we have also been contacted by other large shareholders to informally nominate director candidates. All of these suggestions will be handled properly and according to the highest standards of corporate governance.

I hope you find the above information helpful and informative. The Board of Directors remains committed to faithfully representing the interests of all shareholders and welcome dialogue with all of our shareholders to that end. Please contact me directly to discuss any concerns you may have about this or any other matter related to SED.

Very truly yours,

Samuel A. Kidston

Chairman

Investor Relations Contact

Christopher R. Joe

Interim Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

cjoe@sedintl.com